SECURITIES AND EXCHANGE COMMISSION
				Washington, D.C. 20549

					 SCHEDULE 13D

			Under the Securities Exchange Act of 1934
					(Amendment No. 6)

				OVERSEAS SHIPHOLDING GROUP, INC.
					(Name of Issuer)

			 Common Stock (Par Value $1.00 per share)
				(Title of Class of Securities)

					  690368 10 5
					(Cusip Number)

	Howard A. Shapiro, Esq., Proskauer Rose Goetz & Mendelsohn
		1585 Broadway, New York, N.Y. 10022 (212) 969-3345
	(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

					April 10, 1994
	(Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedul

Check the following box if a fee is being paid with this statement
 [  ].  (A fee is not required only if the reporting person: (1)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parti

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subje

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the e Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provision

Cusip No. 690368 10 5

1.	NAME OF REPORTING PERSON
	S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

		Raphael Recanati


2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [   ]
												(b) [ X ]
3.	SEC USE ONLY

4.	SOURCE OF FUNDS

		00


5.	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
	REQUIRED PURSUANT TO ITEMS 2(d) or 2(E)			[ X ]


6.	CITIZENSHIP OR PLACE OF ORGANIZATION

		Israel


  	7.	SOLE VOTING POWER
  		   977,564
  NUMBER OF
    SHARES	8.	SHARED VOTING POWER
BENEFICIALLY		   5,670,362
  OWNED BY
    EACH	9.	SOLE DISPOSITIVE POWER
  REPORTING		   977,564
   PERSON
    WITH	10.	SHARED DISPOSITIVE POWER
		   5,670,362


11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		6,647,926

12.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN

 SHARES									[  ]


13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

		18.4%

14.	TYPE OF REPORTING PERSON

		IN

	RAPHAEL RECANATI ("Recanati") hereby amends Schedule 13D, filed pursuant to Section 13(d)(2)
 of the Securities Exchange Act of 1934


	ITEM 2.	IDENTITY AND BACKGROUND.
	(a) and (b) Raphael Recanati, 511 Fifth Avenue, New York, N.Y.  10017.
	(c)	Recanati's present principal occupation or employment is President of
 Finmar Equities Co.,
 511 Fifth Avenue, New York, N.Y. 100
	(d)  Recanati is a director of IDB Holding Corporation Ltd. and several of its subsidiaries.
  On February 16, 1994, following a len
	(e)	None
	(f)	Recanati is a citizen of Israel.


				SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is

						April    , 1994
						Date



						Signature


						Raphael Recanati
						Name